Exhibit 10.21

SPRINT WHOLESALE MASTER SERVICES AGREEMENT

THIS WHOLESALE MASTER SERVICES AGREEMENT (“Agreement”) and its Exhibits are between Sprint Communications Company L.P. (“Sprint”), and Hawaiian Telcom Communications, Inc. (“Customer”).

Sprint and Customer agree as follows:

1.	GENERAL

1.1	Definitions. Capitalized terms are defined in this Section 1.1. or in the Exhibits.

A.	“ACF” means access coordination fee.

B.	“Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

C.	“CIC” means carrier identification code.

D.	“COC” means central office connection.

E.	“Commencement Date” means the commencement date of an Exhibit.

F.	“Contract Year” shall mean, for each Exhibit, each 12 month period commencing on the Commencement Date for such Exhibit and each anniversary thereof.

G.	“Control” and its derivatives shall mean, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of (i) fifteen percent (15%) or more of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights of such entity if such controlling entity actively exercises management control over the entity in question, or (ii) more than fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) ordinarily having voting rights of such entity.

H.	“Early Termination Charge” means the amount of termination charges payable by Customer for falling to meet its commitment to purchase Services under this Agreement or an Exhibit.

I.	“EFC” means entrance facility charge.

J.	“End Users” means Customer’s customers.

K.	“Exhibit” means an Exhibit to this Agreement which is attached and incorporated into this Agreement.

L.	“IXC” means interexchange carrier.

M.	“LEC” means local exchange carrier.

N.	“MMC” means any minimum monthly commitment stated in this Agreement. No MMC will be valid unless included in this Agreement.

O.	“MRC” means monthly recurring charge.

P.	“MTC” means the minimum revenue commitment for the term of this agreement.

Q.	“NRC” means non-recurring charge.

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R.	“Order” includes a contract order, an order for data communication services (the “OFDC”), or a statement of work.

S.	“Pass Through Basis” means, with respect to expenses which are reimbursable, only those out-of-pocket expenses which are actually paid to a third party, without markup of any kind.

T.	“Personnel” means a Party’s employees, its Affiliates, subcontractors, suppliers, consultants, agents, or representatives, or any of their employees, subcontractors, suppliers, consultants, agents or representatives to the extent that the person is fulfilling an obligation of a Party under this Agreement.

U.	“SCA” or Special Customer Arrangement means an agreement between Sprint and Customer that outlines special pricing or terms that apply to specified Services.

V.	“Services” or “Sprint Services” means any products or services that Sprint provides to Customer under this Agreement, including access, as specifically defined in the Exhibits, Sprint Schedules, and the Sprint Tariffs.

W.	“Sprint Schedule” or “Schedule” means the applicable schedule posted by Sprint on Sprint’s web site.

X.	“Tariffs” or “Sprint Tariffs” means any applicable Tariff filed by Sprint with a state regulatory commission for intrastate Services or a foreign PTT for international Services.

Y.	“Term” means the Term of this Agreement as provided in Section 8.

1.2	Conflicts Provision. If there is a conflict between or among the documents referenced in this Agreement, the order of precedence is:

A.	This Wholesale Master Services Agreement; provided, however, that a provision in an Exhibit or product-specific attachment may override a provision in this Wholesale Master Services Agreement if such provision expressly states that it is intended to override this Wholesale Master Services Agreement;

B.	Exhibits;

C.	Standard product-specific attachments;

D.	Tariffs and Sprint Schedules;

E.	Orders.

A “conflict” shall be deemed to exist if a term appears in a document and is either absent from or addressed differently in a lower priority document. The parties’ intent is that lower priority documents will supplement higher priority documents only where the latter cannot reasonably be deemed to have comprehensively addressed the relevant subject. The terms of the Tariffs will govern over the terms of other documents where required under applicable regulation or law.

1.3	Orders. With respect to order forms used to order Services, the Parties agree that (i) such order forms or other correspondence that Customer or Sprint may utilize for ordering Services or otherwise administering the Services or the Agreement will be for administrative convenience only, and any terms or conditions on any such document or communication will have no effect other than to denote quality and the Product or Service requested, (iii) no such term or condition will vary any of the terms or conditions of the Agreement, either in general or in the specific.

2.	SERVICES

2.1	Customer and Affiliate Use of Services; Reselling Services. Customer and Customer Affiliates may purchase Services under this Agreement for resale to their End Users. Each Customer Affiliate shall only be responsible for those Services purchased for its use and not that of any other Customer Affiliates. Each Customer Affiliate who executes and submits an Order thereby agrees to be bound by the terms of this Agreement to include all Terms associated with payment, credit and financial responsibility, provided that with respect to the Services purchased in such Orders, all references in this Agreement to Customer shall be deemed to be references to such Customer Affiliate. Use of the Services by Customer Affiliates will not increase any MSC set forth in Section 3.1 (e.g., there will not be deemed to be a separate MSC for each Affiliate). Customer, as customer of record, shall be liable, and may be held accountable by Sprint, for (i) payment for Services delivered to it and Customer Affiliates requesting Services pursuant to the Agreement and (ii) for their separate breaches, if any, of the Agreement. Customer may, however, delegate to other Customer Affiliates other rights and responsibilities under the Agreement. Customer agrees that it is contractually responsible for the performance of any responsibilities it delegates to any Customer Affiliate.

2.2	Services. Sprint provides Services under the terms and conditions in this Agreement and the documents incorporated into it by reference or attachment. Sprint will provide products and services for Customer as described in the Exhibits. Customer must submit an Order to obtain Services and all Orders will be subject to the terms and conditions of this Agreement. All Orders submitted by Customer to Sprint will be binding on Customer when Sprint accepts the Order. The Exhibits to this Agreement are:

Exhibit 1: Voice Services Tern and Conditions

Exhibit 2: Data and Private Line Terms and Conditions

Exhibit 3: Sprint Plus Services Terms and Conditions

Exhibit 4: Customer Affiliate Listing

2.3	Delivery. Sprint will deliver Service on a date agreed upon by Sprint and Customer within constraints of the applicable installation SLA.

2.4	Subcontractors.

A.	Except as set forth in Section 2.4(B), Sprint will be responsible for all acts or omissions of its subcontractors as if committed by Sprint under this Agreement, and Sprint agrees that Customer may look solely to Sprint in this respect.

B.	LECs. Provided Sprint uses commercially reasonable efforts to manage LECs, Sprint will not be responsible for any for delays in provisioning Service caused by the LEC or failure or degradation to access services to the extent caused by a LEC.

C.	Access Services. Sprint Schedule No. 8 governs the provision of Sprint-provided access Services. When Customer, or Sprint as Customer’s agent, orders access Services, LEC tariffs may apply. Sprint and Customer each are responsible for their own compliance with LEC tariffs. Access charges for circuits of 0C3 and greater may require a SCA. If Customer terminates Sprint-provided 3rd party access before the expiration of the Order Term, Early Termination Charges will apply as described in Section 11

2.5	Reserved.

2.6	Inclusion of Services.

A.	At Customer’s option, all existing services Sprint is currently providing to Customer which are included in the Services provided for in this Agreement, if any, shall be provided under and governed by this Agreement without incurring any of the termination liabilities that may be defined under those plans.

B.	If Customer or one of its Affiliates acquires another carrier (“Acquired Carrier”) with whom Sprint has an Agreement to provide wholesale telecommunications services (“Acquired Carrier Agreement”), then at Customer’s request Sprint and Customer shall compare rates under the Acquired Carrier Agreement to the rates under this Agreement. Customer and Sprint will agree to review rates, terms and conditions to include MSC and other factors lower the rates provided for under the Agreement or the Acquired Carrier Agreement as mutually agreed by the parties in writing.

2.7	Audits; Records Retention.

A.	Audits. Subject to reasonable security precautions and obligations of confidentiality, Customer or its agents will have the right at its own expense to audit Sprint’s records to the extent relevant to the purposes of verifying the accuracy of the fees charges by Sprint under the Agreement. Any such audit will be conducted so as not to unreasonably disrupt Sprint’s operations and upon ten (10) days prior written notice. Customer and/or Customer’s Affiliates may employ, at their own expense, assistance to conduct an audit, but may not use any entity that provides telecommunications service in competition with Sprint for that purpose. Any third parties Customer may engage to perform or assist in performing an audit must first sign a nondisclosure agreement covering Sprint confidential information with terms no less protective than those set forth in the Agreement. In addition, Sprint acknowledges that Customer is a regulated enterprise and that, if Sprint is required by applicable law or regulation, Sprint will allow Customer’s regulators to undertake audits without restriction.

B.	Records Retention. Sprint (including its Affiliates and subcontractors) will retain all records and data relating to the accuracy of invoices issued under this Agreement for seven (7) years following the date of the invoice.

2.8	Initial Transition. Customer will provide Sprint with a timetable to transition services from Customer’s existing provider to the Services to be provided by Sprint. Provided such timetable is consistent with the installation Service Levels, Sprint will transition such services to the Services in accordance with such timetable and will pay such remedies as set forth in the applicable Service Level Agreements if it fails to meet it.

2.9	Rescheduled Installation Dates. Customer will have the right to reschedule or delay installation due dates for any particular Services provided that it pays any charges provided for in Exhibit 3. Sprint will specify expedite and change charges, if any, that will apply to any such services prior to the scheduled due date.

2.10	Optimization and Efficiency.

A.	Review. Upon Customer’s request (but no more frequently than quarterly), Sprint will perform a cost and efficiency review of the Services and make recommendations for optimizing Services based on Customer’s usage of particular components of the Services and at a minimum will include comprehensive access (e.g., dedicated vs. switched, voice and data aggregation, etc.). Analysis and recommendations will be provided to Customer in writing. Sprint will commit to a process, describe the process, and provide sample reports in its response to this section.

3.	MINIMUM COMMITMENT

3.1	During year one (1) of the contract Term, Sprint must be Customer’s Preferred Telecommunications Services Provider for at least 70% of its telecommunications services priced in this Agreement and available to Sprint by Customer during this period. During year one (1), availability of Services is based on Customer’s ability to move Services to Sprint from other providers without substantial charges or penalties.

3.2	During year one (1) of the contract Term, Customer will provide Sprint with the Right of First Refusal on any Service that becomes available from alternative providers. Right of First Refusal will mean that Customer will (a) purchase those Services from Sprint as long as the price of the Services under this Agreement is competitive with the prices offered by alternative carriers and (2) if the price of the Services under this Agreement is not competitive with prices offered by alternative carriers, will provide Sprint with a reasonable opportunity to propose new pricing for those Services and will purchase those Services from Sprint as long as the newly proposed price of the Services is competitive with the pricing offered by alternative carriers.

3.3	Minimum Term Commitment (MTC):

Customer’s MTC shall be as set forth in the table below.

Effective Date of Termination	Minimum Term Commitment
During Contract Year 1	None
During Contract Year 2 and 3	24 x 70% x A, where A equals the average recurring amounts paid by Customer to Sprint wider Exhibits 1 and 2 during the last three (3) months of Contract Year 1. There are no MMCs under this Exhibit.
During Renewal Contract Years	None

3.4	If Customer terminates any Services pursuant to Section 11.3, or if Sprint terminates any Services other than as a result of Customer’s breach, the MTC will be reduced by the charges that would have been paid for such Services had they remained in place through the remainder of the term for which the MTC applies.

3.5	Transition Period. Upon expiration or termination of this Agreement or any Exhibit or any Services for any reason, Sprint shall: (a) continue to provide all or part of the Services, as requested by Customer, for a period of up to twelve (12) months (the “Transition Period”); and (b) cooperate with Customer in effecting a smooth and seamless transition of the Services to Customer or a third party designated by Customer, including, without limitation, by providing reasonable information, assistance and cooperation (“Transition Assistance”). During the Transition Period, all terms and conditions of this Agreement and the Exhibits will continue to be in effect, including rates, charges and discounts, except for any minimum revenue commitments (including any MTC), utilization requirements or other such requirements, which will not be applicable. Notwithstanding the foregoing or anything herein to the contrary, if terminating any Service components as of the end of the Transition Period would result in Customer paying an Early Termination Fee, Customer will have the right to keep such Service component in place for such period of time as is necessary such that no Early Termination Fee will be payable, and all terms and conditions of this Agreement and the Exhibits will continue to be in effect, including rates, charges and discounts.

4.	RATES

4.1	Rates, Pricing, Discounts, and Credits.

A.	All Pricing in Agreement and Exhibits. All rates, pricing, discounts, and credits are set forth in the applicable Exhibit(s)

B.	Fixed Rates. Except as set forth in Section 4.2 or except to the extent an Exhibit expressly states otherwise or states a price as a discount off of a base rate, the rates, charges and discounts for all Services, including domestic and international fixed rate and usage-based services, equipment, and other Services (e.g., network management, feature charges) shall not increase over the Term of the Agreement or any Exhibit.

4.2	Rate Adjustments.

A.	Sprint may adjust its rates and charges or impose additional rates or surcharges on Customer to recover amounts Sprint is required by governmental or quasi-governmental authorities to collect or to pay to others in support of statutory or regulatory programs. Examples of these charges include, but are not limited to, the Primary Interexchange Carrier Charge and compensation to payphone providers. Sprint may impose the Carrier Universal Service Charge and the USF Administrative Fee only if Customer fails to certify to Sprint that it is properly paying regulatory charges related to be Federal Universal Service Fund and Sprint is entitled under applicable law to exclude Customer’s payments under this Agreement from the base upon which it pays its regulatory charges.

B.	Sprint may impose additional charges, surcharges, or establish new rate elements, to recover amounts Sprint is charged for delivering calls to or accepting calls from carriers that impose new or additional charges after execution of this Agreement. The additional charges include, but are not limited to, (i) charges for terminating or originating calls to wireless carriers; and (ii) domestic and international mobile origination and termination charges imposed on Sprint by Sprint’s foreign carrier correspondents.

C.	All of the charges in this Section 4.2 are in addition to any of the other rates and charges under this Agreement, including any fixed rates.

4.3	Rate Review / Benchmarking / Most Favored Customer Pricing.

A.	Once each year, during the twelfth billing month of each contract year or contract extension, both Customer and Sprint shall, in good faith, conduct a rate review for Services in the Agreement.

B.	Customer may propose in writing target rates that will be used in the rate review process as provided for in sub-section C, Below. The proposed Customer rate adjustments may be based on industry benchmark information or other relevant data.

C.	Sprint will review the status of Customers MFC, any growth in Customers actual Service Usage, and the rates provided under this Agreement to determine if Customer is eligible to receive a rate adjustment for Services. To qualify for this review, Customer must be in compliance with all Agreement terms and conditions, including its MTC or Preferred Provider requirement. This review will be based on aggregate rates and charges, and will include only Services that Customer has used substantially during the prior 12 months.

D.	Sprint will analyze the aggregate rates and charges set forth in 3 Sprint FCC-required, publicly available pricing summaries (each a “pricing summary”), within the previous 6 months, for similarly situated Sprint customers. In addition, Customer may submit for review the aggregate rates and charges set forth in 3 pricing summaries for Comparable Telecommunications Companies, within the previous 6 months, for similarly situated customers. “Comparable Telecommunications Companies” are telecommunications companies that have a similar geographic range, and that offer similar services, quality of service, and coverage as Sprint. All Sprint pricing summaries and Comparable Telecommunications Companies pricing summaries must contain services, volumes, rates, term, commitments, and conditions similar to those in this Agreement. Customer and Sprint may each eliminate one pricing summary provided by the other party to be reviewed. If the average of the aggregate rates and discounts for similar services set forth in all of the selected Sprint and Comparable Telecommunications Companies pricing summaries, excluding any pricing summaries eliminated by the parties above, is at least 6% less than Customer’s average rates and discounts for Services in this Agreement, Sprint will adjust Customer’s Services rates or discounts to match the average aggregate rates and discounts of those pricing summaries.

5.	PAYMENT TERMS

5.1	Payment Obligation. Customer must pay Sprint for Service charges under the terms of this Agreement, applicable Sprint Schedules, and Tariffs. Customer will not be responsible for charges for Services after they are disconnected or after the expiration of the notice period required by Section 11.2, whichever is earlier, with the exception of Early Termination charges Order Terms that extend beyond the Term of Agreement and any charges associated with Section 9.3 in Exhibit 1.

5.2	Credit Approval.

A.	At Sprint’s request, Customer must provide Sprint with financial statements or other indications of Customer’s financial and business circumstances so that Sprint may review Customer’s credit standing.

B.	Sprint may require security if:

1. during the Term, Customer’s financial or business circumstances or payment history are unacceptable to Sprint;

2. Customer fails to make payment(s) when due under Section 5.3.;

3. Customer exceeds its credit line or limit; or

4. Sprint has reason to believe that Customer is or may become insolvent.

C.	Customer’s failure to provide the requested security within thirty (30) business days after Sprint’s request is a material breach of this Agreement.

D.	At Customer’s request, Sprint will provide Customer written information regarding its credit line or limit for purchasing Services under this Agreement.

E.	If, at any time, Customer exceeds its credit line or limit by more than 20%, the excess amount is due immediately at Sprint’s request. If Customer fails to provide payment within five business days of Sprint’s request, Customer will have materially breached this Agreement.

5.3	Payment Procedure. Sprint will invoice Customer monthly for Services. Invoices are due and payable 30 days after Customer’s receipt of Sprint’s invoice. Undisputed charges that Customer fails to pay within 45 days after Customer’s receipt of Sprint’s invoice are subject to interest from the 31st day after Customer’s receipt of Sprint’s invoice at the maximum rate allowed by law, not to exceed 1 1/2% per month.

5.4	Taxes Sprint’s prices exclude applicable taxes. Customer will pay applicable taxes, which will be stated separately on each invoice, including, but not limited to, sales, use, property, gross receipts, excise, VAT, bypass or other local, state, national taxes or charges imposed on or based on the provision, sale, or use of Services. Sprint will not bill Customer for taxes if Customer provides Sprint with certificates from appropriate taxing authorities exempting Customer from taxes.

5.5	Billing Disputes.

A.	Customer must pay according to the terms of this Agreement all invoiced charges that are not disputed pursuant to this Subsection 5.5 or Subsection 5.6.

B.	An invoiced charge will be deemed disputed by Customer if, and only if: (i) Customer believes in good faith that the charge was invoiced in error; (ii) Customer provides Sprint written notice of the disputed charge no later than 180 days from the date the charge first appeared on an invoice; and (iii) Customer’s notice of the disputed charge includes the amount of the disputed charge, the reason the charge is disputed, and documentation supporting the dispute.

C.	Customer may withhold payment of a disputed charge if, and only if, written notice of the dispute is provided with the payment of the undisputed amount on or before due date of the invoice in which charge first appears.

D.	Sprint will investigate all billing disputes and notify Customer in writing that: (i) a credit will be issued to reverse any amount that Sprint determines was incorrectly billed, or (ii) Sprint has determined that the disputed charge was invoiced correctly. Customer will notify Sprint in writing if it disagrees with Sprint’s determination and the parties will make a good faith effort to expeditiously resolve the dispute. If the dispute cannot be resolved expeditiously following Customer’s notice, then either party may initiate the dispute resolution procedures set forth in Subsection 16.5 of this Agreement.

E.	After a billing dispute is resolved:

1. if the dispute is resolved in Sprint’s favor, Customer will, within five business days of such resolution, remit to Sprint any required payment.

2. if the dispute is resolved in Customer’s favor, and Customer properly withheld payment of the disputed amount under Subsection 5.5(B), then Sprint will issue a credit to reverse the amount incorrectly billed.

3. if the dispute is resolved in Customer’s favor, and Customer previously paid the disputed amount, then Sprint will issue a credit to reverse the amount incorrectly billed, and refund the amount previously paid by Customer.

F.	Sprint will bill Customer for Services rendered within 180 days from the date of Service, unless otherwise agreed to by Sprint and Customer. If Sprint fails to invoice Customer within such time, Customer will pay only such amounts that Customer recovers from End Users. customer has no obligation to pay Sprint’s invoices for Services rendered more than 180 days from the date of Service.

5.6	Collection from End Users. Subject to Sprint’s performance of its obligations hereunder, including fraud detection services as defined in Section 2.4G. and 2.5 of Exhibit 1, Customer is responsible for amounts it cannot collect from End Users, including, but not limited to, fraudulent charges, billing adjustments or credits it grants End Users, including adjustments for fraudulent charges, and Customer’s inability to charge or collect for Services used by End Users. Customer is solely responsible for End User solicitation, service requests, creditworthiness, customer service, billing and collection.

6.	EQUIPMENT, HARDWARE, OR SOFTWARE.

6.1	Hardware or Software Not Provided by Sprint. Except to the extent otherwise included as part of the Services (including as identified in an Exhibit, Sprint Schedule or Tariff) Customer is responsible for the installation, operation, and maintenance of hardware or software not provided by Sprint. Sprint is not responsible for the transmission or reception of information by such hardware or software.

6.2	Hardware Compatibility. Customer is responsible for the selection, use and compatibility of hardware or software not provided by Sprint. If hardware or software not provided by Sprint impairs Customer’s use of the Service, Customer is nonetheless liable for payment for Services. If Sprint notifies Customer that the hardware or software not provided by Sprint is causing or is likely to cause hazard, interference, or service obstruction, Customer must eliminate the hazard, interference, or service obstruction. Sprint may suspend the provision of Service until the hazard, interference, or service obstruction is corrected. If requested by Customer, Sprint may, at its then- current rates, assist Customer with resolving technical difficulties caused by hardware or software not provided by Sprint.

6.3	Service Changes. If any changes in Service cause hardware or software not provided by Sprint to become obsolete, require modification or alteration, or otherwise affect performance of such hardware or software Customer, not Sprint, is responsible; provided that Sprint has provided Customer with advanced written notice of such changes as soon as possible, and in no event more than five (5) days after Sprint first learns about such changes.

6.4	Customer-Provided Equipment. If Customer provides its own equipment to interface with the Services, Customer is responsible for the installation, maintenance, and configuration of the equipment. Sprint and Customer must approve in advance the make, model, or software revision of Customer-provided equipment. Sprint has the, right in cooperation with Customer, to set the initial configuration for the equipment interface into the Service.

6.5	License. For the sole purpose of enabling Customer to use Services, Sprint grants to Customer a non-exclusive and non-transferable license for Customer it’s wholly owned operating Affiliates and their respective Personnel, to use software that may be provided with or included in the Services.

6.6	Title. Sprint or its suppliers retain title and property rights to Sprint-provided software and equipment, whether or not it is embedded in or attached to realty. Customer neither owns nor will it acquire any claim or right of ownership to:

A.	Sprint-provided equipment not purchased by Customer;

B.	software (including the original media and all subsequent copies of the software, regardless of the media’s form) and associated documentation (including copies) provided by Sprint for use in connection with the Services;

C.	any Sprint patents, copyrights, trademarks, or other intellectual property, as described in Section 13; or

D.	IP addresses assigned to Customer.

7.	CUSTOMER AND SPRINT RESPONSIBILITIES

7.1	Obligations. Customer will and, if applicable, require End Users to:

A.	provide, at its own expense, all necessary preparation required to comply with Sprint’s installation and maintenance specifications;

B.	provide reasonable access to Sprint and its suppliers to Customer’s or End User’s premises to perform any acts required by an Order; and

C.	comply with Sprint network interface procedures when it orders its own access facilities.

7.2	Use of Services. Customer will be liable for damages to Sprint-provided equipment located on Customer’s or End User’s premises except reasonable wear and tear or damage caused by Sprint. Upon expiration or termination of the Order, Customer must return to Sprint any equipment and other Sprint-owned property provided to Customer or End Users. Customer will not make any illegal use of the Services and will conform to Sprint’s acceptable use policy (“AUP”) which may be modified from time to time in accordance with Section 14 and which is available on the Sprint web site at www.sprint.net/abuse.html. Customer will require its End Users to comply with the AUP. Customer will not use, or permit others to use, Services for any purpose other than its intended use or alter, tamper with, adjust, or repair Services.

7.3	Customer Representations and Warranties. Customer represents and warrants that:

A.	it has obtained and will maintain all required certificates of public convenience and necessity, licenses, and regulatory approvals, and that it is authorized to provide service to End Users;

B.	it will promptly notify Sprint if any required certificate of public convenience and necessity, license, or other regulatory approval is revoked, suspended, or otherwise ceases to be effective;

C.	it will comply with all applicable (i) laws (including common law); (ii) regulations, policies, orders, judgments, decrees, rules, directives, restrictions or prohibitions promulgated by any governmental or quasi-governmental entity or body, including regulators; (iii) binding court orders, judgments or decrees; or (iv) any applicable industry codes, policies or standards enforceable by law; and

D.	it will provide Sprint with copies of all required certificates of public convenience and necessity, licenses, and regulatory approvals in advance of service installation.

7.4	Sprint Representations and Warranties. Sprint represents, warrants, and with respect to future performance, covenants that:

A.	the Services will be rendered with promptness and diligence and will be executed in a workmanlike manner, consistent with the practices and professional standards used in well-managed operations performing services similar to the Services; and

B.	it will comply with all applicable (i) laws (including common law); (ii) regulations, policies, orders, judgments, decrees, rules, directives, restrictions or prohibitions promulgated by any governmental or quasi-governmental entity or body, including regulators; (iii) binding court orders, judgments or decrees; or (iv) any applicable industry codes, policies or standards enforceable by law.

7.5	Trade Secret Protection. Sprint Services are valuable trade secrets of Sprint or its suppliers. Customer will protect any software it uses that is provided with or included in Services and will make no attempt to examine, copy, alter, reverse engineer, tamper with, or otherwise misuse the software.

8.	TERM

The Term of this Agreement begins on the earliest Commencement Date in the Exhibit(s). The Agreement will remain in effect until Sprint no longer provides Services to Customer under this Agreement and its Exhibits.

9.	LIMITATIONS OF LIABILITY

9.1	Unauthorized Access to Sprint, Customer or End User Facilities. Sprint will not be liable in contract or in tort to Customer or its End Users for unauthorized access by third parties to Customer’s or its End Users’ transmission facilities or premise equipment, or for unauthorized access to or alteration, theft, or destruction of data files, programs, procedure, or information through accident, wrongful means or devices, or any other method. Customer will not be liable in contract or in tort to Sprint for unauthorized access by third parties to Sprint’s transmission facilities or equipment that is not on Customer’s or its End Users’ premises.

9.2	Disclaimers. Neither Party will be liable for claims or damages to the extent resulting from or caused by:

A.	The other Party’s fault, negligence or failure to perform its responsibilities hereunder; or

B.	claims against the other Party by any third party (except for claims indemnified under Section 10).

9.3	Limitation of Liability. Each Party’s entire liability for its failure to perform any of its obligations under this Agreement and for all claims arising under or in connection with this Agreement (whether in contract or in tort (including breach of warranty, negligence and strict liability in tort)) will not exceed an amount equal to the charges payable for the nine (9) months preceding the most recent claim. For claims arising in the first nine (9) months of the Term, the limitation of liability will be the charges reasonably expected to be payable in respect of the first nine (9) months of the Term. For claims arising after the end of the Term, the limitation of liability will be the charges payable in respect of the last nine (9) months of the Term.

9.4	Consequential Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT. CONSEQUENTIAL, INCIDENTAL AND INDIRECT DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES, AND LOSS OF BUSINESS OPPORTUNITY, WHETHER OR NOT THE OTHER PARTY WAS AWARE OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

9.5	Disclaimer of Warranties. SPRINT DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, THAT ARE NOT EXPLICITLY STATED IN THIS AGREEMENT, AND IN PARTICULAR DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES RELATED TO THIRD PARTY EQUIPMENT, MATERIAL, SERVICES, OR SOFTWARE.

9.6	To the fullest extent permitted, Sprint shall pass through applicable warranties provided by Sprint’s suppliers for equipment, material, services or software that Sprint resells to Customer.

9.7	Liability for Content. Sprint is not responsible for the content of any information transmitted or received by Customer or End Users through the Services.

9.8	Exclusions. The limitations and exclusions of liability set forth above in Sections 9.3 and 9.4 will not apply to:

A.	Damages occasioned by the willful misconduct of a Party;

B.	Claims or events that are the subject of indemnification.

10.	INDEMNIFICATION

10.1	Indemnities. Each party will indemnify, defend and hold harmless the other Party and its affiliates and each of their respective directors, officers, employees, agents. assigns, contractors, and their successors (“Indemnitees”) from damages, losses, liabilities, fines, penalties, and related costs (including attorneys’ fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties) (collectively, “Losses”) arising from any third party claims, demands, proceedings, cases or other actions brought by third parties (collectively, “Claims”) to the extent the Claim results from:

A.	personal injury, death, or damage to or destruction of tangible personal property or real property to the extent caused by the tortious conduct of such Party or any of its Personnel in the performance of its obligations under this Agreement;

B.	in the case of Sprint, a claim that the Services, as provided, infringe or misappropriate a patent, copyright or other intellectual property right of a third party; provided, however, that if a final injunction is obtained against Customer prohibiting use of Services by reason of infringement or misappropriation of any such intellectual property right, Sprint will, at its option and expense, either: (a) procure the right for Customer to continue using the Services; (b) procure alternative Services that furnish equivalent functionality, performance and compatibility; or (c) if neither of the foregoing are reasonably feasible, terminate the affected Services, provided that Customer will have the right to terminate any other Services impacted by such termination, Customer will not be obligated to pay any termination fees, and such termination will be subject to the Transition Period;

C.	the intentional acts or omissions, willful misconduct by such Party or its Personnel in the performance of its obligations under this Agreement;

D.	in the case of Sprint, claims for unpaid federal, state, or local taxes or FICA requirements from Sprint employees’ services performed while assigned to Customer or for any Fair Labors Standards Act claims for minimum wage and overtime payments to Sprint employees;

E.	in the case of Customer, the use or misuse of the Services except as approved by Sprint in writing; or

F.	in the case of Customer, claims arising from information, data, or messages transmitted over the Sprint network by Customer or its End Users, including (i) claims for libel, slander, invasion of privacy, infringement of copyright, and invasion or alteration of private records or data; (ii) claims for infringement of patents arising from the use of hardware and software not provided by Sprint in connection with the Services; and (iii) claims based on transmission and uploading of information that contains viruses, worms, or other destructive media or other unlawful content.

10.2	Proper Notification. The party seeking indemnification under this Section must (a) promptly notify the other party in writing of any Claim, provided that any delay in providing such notice will not relieve the indemnifying party of its obligations hereunder except to the extent prejudiced by such delay, (b) give the indemnifying party full and complete authority to control the matter, and (c) provide reasonable information and assistance for the claim’s defense. The indemnifying party will retain the right, at its option, to settle or defend the claim, at its own expense and with its own counsel, provided that the indemnifying party may not enter into any settlement admitting guilt, liability or culpability of the indemnified party without the indemnified party’s prior written consent. The indemnified party will have the right, at its option, to participate in the settlement or defense of the claim, with its own counsel and its own expense, but the indemnifying party will retain sole control of the claim’s settlement or defense. To be indemnified, the party seeking indemnification must not by any admission or acknowledgement made after a Claim is made, materially impair or compromise said Claim’s defense.

11.	TERM; TERMINATION.

11.1	Term. The initial term shall be for 36 months (the “Initial Term”). When the Initial Term expires, Customer will have the right in its sole discretion to renew this Agreement at the then current terms and conditions, including charges, Service Levels and Service Level Credits, for up to three (3) additional one (1) year periods with written notice to Sprint which is received at least sixty (60) days prior to the expiration of the then current Term (each a “Renewal Term”, and with the “Initial Term”, the “Term”). Upon each such renewal the Term will be extended for an additional one (1) year period.

11.2	Sprint’s Right to Suspend and Terminate.

A.	Sprint will not suspend or terminate any of the Services except as expressly provided in this Section 11.1.

B.	Sprint will have the right to suspend individual Services as follows:

1. Sprint may suspend Services if required by any order of any governmental authority with jurisdiction, provided that Sprint will provide Customer with as much advance notice as possible under the circumstances;

2. the use of the Services by Customer or End Users violates applicable law or the AUP, provided that Sprint will provide Customer with at least 30 days advance written notice, with an opportunity to cure, prior to any such suspension;

3. the mis-use of the Services by Customer or End Users will result in material harm to Sprint’s networks (or those of the Vendor’s third party network providers) provided that Sprint provides Customer with at least 15 days advance written notice, with an opportunity to cure, prior to any such suspension; provided, however, that Sprint may suspend in emergency circumstances without such notice and cure where (i) the mis-use by Customer or End Users will result in imminent harm including, but not limited to, subjecting Sprint to blacklisting or blocking, (ii) there is no reasonable alternative to suspension which could mitigate such harm, and (iii) Sprint uses reasonable efforts to inform Customer as far in advance as is practical under the circumstances.

In all cases Sprint may only suspend the Services affected and will promptly resume the suspended Services as soon as the issue is resolved.

C.	Sprint will have the right to terminate any affected Services as to which Customer has failed to pay material undisputed charges when due so long as Customer fails to cure such breach within three (3) days after receipt of written notice from Sprint (which must state that Sprint intends to terminate such Services if the nonpayment is not cured and must reference this section number expressly).

D.	If Customer fails to cure a breach of Section 13 within 5 days after Sprint’s notice, Sprint may terminate this Agreement or suspend Services.

E.	If Customer otherwise materially breaches the Agreement and fails to cure the breach within 30 days after receiving written notice of the breach from Sprint, Sprint may terminate this Agreement or the affected Service without liability.

F.	Access Early Termination Charges.

1.	If Customer terminates Service having access of D53 or greater bandwidth before the end of the Service Order term, Customer must pay Sprint 75% of the remaining access charges as follows:

a.	For Customer-provided access, Customer must pay Sprint the EFC and COC MRCs for each month remaining in the Order term; or

b.	For Sprint-provided access, Customer must pay Sprint the local loop MRCs for each month remaining in the Order term.

2.	Except for the access Early Termination Charges on bandwidth of D53 or greater, Sprint will waive the otherwise applicable Early Termination Charges for any Service if Customer orders a replacement Service of the same or greater bandwidth with a term equal to the greater of:

a.	the Order term remaining on the original Service; or

b.	12 months.

Customer must order the replacement Service during the 30 days immediately after termination of the original Service. The replacement Service must be installed within 60 days of the Order for the replacement Service. Customer must pay the access Early Termination Charges in this Section. even if Customer orders a replacement Service unless the replacement Service is at the same Service location and utilizes the same access facilities as the terminated Service.

11.3	Termination By Customer Without Cause.

A.	Customer may terminate this Agreement at any time without cause by providing 90 days prior written notice to Sprint and paying Sprint the Early Termination Charge calculated below. Service will be discontinued the first business day of the fourth month after Sprint receives the termination notice, or such later date as may be designated in the notice of termination. If Customer terminates this Agreement under this Section 11.3.A., it shall pay Early Termination Charges in accordance with the following table.

Effective Dare of Termination	Early Termination Charge
During Contract Year 1	$25,000
During Contract Year 2 or3	50% of unsatisfied MTC
During Renewal Contract Years	$25,000

B.	If Sprint materially breaches the Agreement and fails to cure the breach within 30 days after receiving written notice of the breach from Customer, Customer may terminate this Agreement or the affected Service without liability, including liability for Early Termination Charge. A material breach by Sprint does not include any failure to perform that is due to a failure caused by the LEC to the extent excused pursuant to Section 2.4(B), or due to a failure caused by customer premise equipment (except to the extent they are included in Sprint’s responsibilities).

C.	If a Force Majeure Event noticeably impedes or prevents Sprint’s provision of any particular Services for a period of thirty (30) days, Customer may immediately upon written notice to the Sprint terminate this Agreement with respect to the affected Services (as well as any other Services that Customer cannot reasonably enjoy the full benefit of as a result of the termination of the Services affected by the Force Majeure Event).

D.	Chronic Outage. Any Domestic service for which Sprint fails to meet the guaranteed Network Availability SLA for three consecutive months will be defined as a “Chronic Problem.” Customer must notify Sprint in writing of a Chronic Problem. Sprint agrees to provide to Customer an action plan with respect to correction of such Chronic Problem within 15 days of receipt of Customer’s notice. If the Chronic Problem has not been corrected within 45 days after Sprint’s receipt of Customer’s notice, Customer may, within 30 days and upon written notice to Sprint, terminate the affected site.

12.	CONFIDENTIAL INFORMATION.

This Agreement and any information concerning its terms and conditions constitute confidential information governed by the parties’ Nondisclosure Agreement. The term of the parties’ Nondisclosure Agreement and the obligations contained in it will extend for two years after the termination of all Services under this Agreement except that such obligation will continue to apply to any trade secrets so long as they continue to be trade secrets under applicable law. Customer and Sprint agree not to disclose the terms and conditions of this Agreement to any third party. Unless otherwise provided in the applicable SOW, all documentation provided by Sprint to Customer as part of Sprint Plus Services, including but not limited to design, network configuration, pricing, assessment, planning or similar information, will remain Sprint’s proprietary information and be treated as confidential information subject to the parties’ mutual nondisclosure agreement. Customer agrees not to provide this information to any third party without Sprint’s prior written consent, which shall not be unreasonably withheld, except as authorized by the parties’ nondisclosure agreement.

13.	USE OF NAME, SERVICE MARKS, TRADEMARKS, OR TRADE SECRETS

13.1	Name Use. Subject to exceptions contained in this Agreement, neither party will use the other party’s service marks, trademarks, trade secrets, or CIC for any purpose, including, but not limited to, resale of Services or press releases, without the other party’s prior written consent. No license is granted under this Agreement authorizing use of the Sprint name or marks. Customer must not:

A.	promote or advertise Sprint’s name or capabilities to End Users or prospective End Users;

B.	attempt to sell its service using the Sprint name;

C.	represent to End Users or prospective End Users that they will be Sprint customers or that they may obtain Sprint service from Customer; or

D.	use Sprint’s name, registered copyrights or service marks.

13.2	Customer Breach. If either party notifies the other that it has breached this Section 13, the breaching party must use its commercially reasonable efforts to cure the breach immediately and must advise the non-breaching party of its corrective action.

14.	CHANGES TO SPRINT SCHEDULES, TARIFFS AND AUP

14.1	Changes. Sprint may modify or withdraw Sprint Schedules or the AUP (has been defined) from time to time. Sprint will provide Customer with notice of any Tariff changes or modifications when Sprint files for such Tariff changes or modifications.

14.2	Withdrawn Schedule or Tariff. If Sprint withdraws or no longer files Sprint Schedules or Tariffs, references to applicable Sprint Schedule or Tariff terms and conditions will mean the latest version of such Sprint Schedule or Tariff prior to withdrawal.

15.	FORCE MAJEURE

15.1	Force Majeure Events. “Force Majeure Event” shall mean an event beyond the reasonable control of a Party which (A) such Party could not anticipate or mitigate by means of insurance, contingency planning or any other prudent business means, and (B) is not attributable to the willful act, neglect, default or other failure to take reasonable precautions of the affected Party or its Personnel. Force Majeure Events include, without limitation: Acts of God (e.g., natural disasters, lightning); wars, riots, terrorist activities, and civil commotions; cable cuts by third- parties; a LEC’s activities (except as otherwise provided for in Section 2.4(B), explosions and fires; embargoes.

15.2	Excused Performance. A Party will be excused for delay or failure to perform its obligations to the extent due to a Force Majeure Event provided that (i) such Party promptly notifies the other Party, (ii) such Party takes commercially reasonable efforts to mitigate the adverse impact of the Force Majeure Event on its performance, and (iii) such Party resumes full performance as soon as reasonably possible.

15.3	Effect on Charges. Customer will not be obligated to pay for any Services not received as a result of a Force Majeure Event. If Services are partially impacted, their Charges will be equitably reduced during the pendency of the Force Majeure. If there is a commitment, Sprint will waive associated shortfall liabilities caused directly by the Force Majeure Event.

15.4	No Extension to the Term. The Term of the Agreement will not be extended by the period of duration of the Force Majeure Event.

16.	MISCELLANEOUS

16.1	Independent Contractor. Sprint provides Services as an independent contractor under this Agreement. The parties’ relationship and this Agreement do not constitute or create an association, joint venture, partnership, or other form of legal entity or business enterprise between the parties, their agents, employees, or affiliates. Sprint will pay and be fully responsible for applicable federal, state and local taxes, and RCA requirements for Sprint employees’ services while on assignment to Customer or otherwise.

16.2	No Waiver Of Rights. If either party fails to enforce any right or remedy under this Agreement, that failure is not a waiver of the right or remedy for any other breach or failure by the other party.

16.3	No Third party Beneficiaries. This Agreement’s benefits do not extend to any third party.(ok)

16.4	Governing Laws. This Agreement is governed by the laws of the State of Hawaii without regard to conflicts of law principles. Where applicable, the English version of this Agreement will prevail over any foreign language versions.

16.5	Dispute Resolution.

A.	Arbitration. Except as set forth in subsection (B) below, the parties agree to binding arbitration of any dispute arising out of this Agreement or any claim arising under any federal, state or local laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et. Seq. Any arbitration must be held in the San Francisco, California, metropolitan area and will be subject to the Governing Law provision of this Agreement.

B.	Exception. Notwithstanding anything to the contrary in this Agreement, either Party may institute formal proceedings in a court of competent jurisdiction at any time to seek interim or conservatory equitable relief or court order, to avoid the expiration of an applicable limitations period, or to preserve a superior position with respect to other creditors.

C.	Defenses. Sprint agrees that it shall not interpose as a defense in any such suit a claim that the contract is invalid or unenforceable because of with Sprint’s tariffs, tariff options or other regulatory submission, if any, and that Sprint shall make no such claim before any other tribunal in a dispute between Sprint and Customer. In the event Sprint shall interpose such a defense or make such a claim, and without limiting any other remedy Customer may have under this paragraph, Sprint shall reimburse Customer for all reasonable attorney’s fees and other expenses of contesting such defense or claim.

16.6	Assignment. Neither party may assign any rights or obligations under this Agreement without the other party’s prior written consent, except that either party may assign this Agreement without consent after prior written notice to: (A) an Affiliate; or (B) to a successor (whether an acquirer of all or substantially all of such Party’s assets or stock or the successor in a merger with such ). With the exception of assignments to Affiliates, any assignee that assumes Customer’s obligations under this Agreement must meet Sprint’s credit approval requirements.

16.7	Amendments. This Agreement may only be modified by a written amendment signed by authorized representatives of each party.

16.8	Construction. Because the parties actively negotiated this Agreement, this Agreement will not be construed against the drafter.

16.9	Notice. Notices required under this Agreement must be submitted in writing to the parties’ addresses shown below and to any Sprint address for notice listed in an Exhibit. The notice is effective when delivered if delivered by hand, one (1) day after sending if sent by a nationally recognized overnight carrier, when sent if sent by facsimile with confirmation received, or on the date of receipt if sent by any other means.

If to Sprint:

Sprint Communications Company L.P.

Attention: Vice President – Wholesale Services

12502 Sunrise Valley Drive

Reston, VA 20191-3438

Facsimile: [                        ]

And, if relating to a dispute, with a copy to:

Sprint Communications Company L.P.

Attn: Law Dept. – Marketing & Sales (Business),

KSOPHT0101-Z2525

6391 Sprint Parkway

Overland Park, KS 66251-2525

Facsimile: [                        ]

If to Customer:

[Hawaiian Telcom Communications, Inc.]

Attention: Harvey Plummer

1177 Bishop Street

Honolulu, HI 96813

Facsimile: [                        ]

And, if relating to a dispute, with a copy to:

Hawaiian Telcom Communications, Inc.

Attention: Legal Department

1177 Bishop Street

Honolulu, HI 96813

Facsimile: [                        ]

16.10	Severability. If any provision of this Agreement is found to be unenforceable, the Agreement’s unaffected provisions will remain in effect and the parties will negotiate a mutually acceptable replacement provision consistent with the parties’ original intent.

16.11	Survivability. The terms and conditions of this Agreement regarding confidentiality, indemnification, warranties, payment and all others that by their context are intended to survive the expiration or termination of this Agreement will survive and continue in effect.

16.12	Entire Agreement. This Agreement, including all referenced documents, constitutes the entire agreement and understanding between the parties. It supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to its subject matter.

Hawaiian Telcom Communications, Inc.		Sprint Communications Company L.P.

By:	/S/ MICHAEL S. RULEY	By:	/S/ DANIEL P. DOOLEY

Name:	Michael S. Ruley	Name:	Dan Dooley

Title:	Chief Executive Officer	Title:	VP Int’l & Wholesale Markets

Date:	November 23, 2005	Date:

APPROVED	APPROVED

LAT November 4, 2005	as to form LEGAL DEPT.
By B74

ATTORNEY	Date 11/23/05

Sprint Law Dept.

APPROVED

SPRB

        JAB

    11/4/2005